EXHIBIT m(1)(b)

                  AMENDMENT TO AMENDED PLAN AND AGREEMENT OF
                       DISTRIBUTION PURSUANT TO RULE 12b-1


      Agreement made by and between INVESCO Equity Funds, Inc. (the "Fund") and INVESCO Distributors, Inc. (the "Underwriter").

      WHEREAS, the Fund and Underwriter are parties to an Amended Plan and Agreement of Distribution Pursuant to Rule 12b-1 dated September 30, 1997, (the "Distribution Agreement") governing the terms and conditions under which the Underwriter engages in the business of selling the shares of the Fund; and

      WHEREAS, the Fund and Underwriter desire to amend the Distribution Agreement;

      NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Fund and Underwriter hereby amend the Distribution Agreement by the addition of the following terms and provisions:

      1. The name of the Fund is changed to INVESCO Stock Funds, Inc.

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative this October 29, 1998.


                        INVESCO EQUITY FUNDS, INC.


                        By:   /s/ Glen A. Payne
                              ------------------------
                              Glen A. Payne, Secretary




                        INVESCO DISTRIBUTORS, INC.


                        By:  /s/ William J. Galvin
                             ---------------------
                             William J. Galvin
                             Senior Vice President